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                             OPPENHEIMER & CO. INC.
                                  125 Broadway
                               New York, NY 10004


VIA EDGAR AND TELECOPY
----------------------

Securities and Exchange Commission
Division of Corporation Finance
100 F. Street N.E.
Washington, D.C. 20549

     RE:  Castle Brands Inc. (the "Company")
          Registration Statement on Form S-1 originally filed September 29, 2005 (File No. 333-128676) ( the "Registration Statement")
          ----------------------------------------------------------------------

Dear Sir or Madam:

     In accordance with Rule 461 of the General Rules and Regulations under the Securities Act of 1933, we hereby join in the request of the Company for acceleration of the effective date of the above-named registration statement so that it becomes effective at 4:00 P.M. on April 5, 2006, or as soon as possible thereafter.

                                            Very truly yours,


                                            OPPENHEIMER & CO INC.


                                            By: /s/ Chris Hagar
                                                -------------------------------
                                                Chris Hagar
                                                Vice President